FOR IMMEDIATE RELEASE

Ruth’s Chris Steak House, Inc. Reports

First Quarter 2007 Financial Results

HEATHROW, Fla.--(BUSINESS WIRE)--May 1, 2007--Ruth’s Chris Steak House, Inc. (Nasdaq: RUTH) today reported unaudited results for its first quarter ended April 1, 2007. Highlights for the 13-week first quarter 2007 compared to the 13-week first quarter 2006 were as follows:

·	Total revenue increased 26.0%, from $64.7 million to $81.5 million.
·	Net income increased 14.7% to $6.8 million, or $0.29 per diluted share, from $5.9 million, or $0.25 in the prior year period.
·	Comparable restaurant sales increased 1.9% at company-owned restaurants, lapping 6.8%
comparable restaurant sales growth a year ago.
·	Food and beverage costs, as a percentage of restaurant sales, were approximately 50 basis points higher quarter over quarter, primarily driven by higher produce and dairy costs, partially offset by various sales mix initiatives, slightly favorable beef costs, and modest price increases.
·	Restaurant operating expenses, as a percentage of restaurant sales, were approximately 50 basis points higher due to higher management education costs, credit card fees and property insurance.
·	Marketing and advertising, as a percentage of total revenues, were approximately 50 basis points higher, but inline with previously stated annual goals.
·	General and administrative expenses, as a percentage of total revenues, were approximately 30 basis points higher as a result of higher Sarbanes-Oxley compliance costs and other increased infrastructure costs.
·	Depreciation and amortization expenses increased by $0.9 million to $2.9 million from $2.0 million a year ago due to ten additional restaurants year-over-year and higher investments in newer restaurants.
·	Preopening costs increased by $1.0 million to $1.4 million from $0.4 million a year ago due to increased new restaurant development activity.
·	During the quarter the Company finalized its insurance claim related to Hurricane Katrina and incurred losses on the disposal of certain related assets. Pre-tax insurance proceeds net of additional hurricane related costs and disposals were $2.4 million during the quarter.
·	Locations were opened in Lake Mary and Naples, Florida, while the Company’s franchise partners opened locations in Aspen, Colorado; Charlotte, North Carolina; and Oahu, Hawaii.

Craig S. Miller, Chairman of the Board, President and Chief Executive Officer stated, “With the conclusion of the first quarter, the Ruth’s Chris system has surpassed $500 million in revenue on a trailing twelve-month basis, an important milestone for our team members and franchise partners. At the Company itself, our first quarter marked the sixteenth consecutive period of positive comparable sales growth, a notable achievement made even more difficult by fiscal calendar shifts and unfavorable weather in the Northeast and Midwest.”

Miller continued, “We continue to be encouraged by the public’s reception of our newest restaurants, which are generating sales volumes nearly 20% higher than the comparable base, further validating our growth strategy. We credit our ‘luxury lounge’ concept, with its larger bar and lounge areas, and private dining opportunities for attracting a new generation of guests eager to enjoy our legendary U.S. Prime steaks and Southern hospitality.”

On April 16, 2007, and subsequent to the conclusion of the first quarter, the Company announced that it has entered into a definitive agreement to acquire three franchised restaurants located in Bellevue and Seattle, Washington, and Portland, Oregon. The total purchase price of $13.25 million, including non-compete agreements, will be financed through borrowings under the Company's revolving credit facility. As a result of this transaction, which is expected to close in July 2007, the Company will have a contiguous company-operated restaurant presence on the West Coast.

Review of Operating Results

Total revenues from continuing operations, which includes company-owned restaurant sales, franchise income, and other operating income, increased 26.0% to $81.5 million in the first quarter of 2007 compared to $64.7 million in the first quarter of 2006. Revenues for the prior year period exclude a company-owned restaurant located in Cleveland, Ohio, which was closed at the end of the second quarter of 2006 and is classified as discontinued operations.

For the first quarter of 2007, Company-owned restaurant sales from continuing operations grew 27.0% to $78.1 million from $61.5 million in the first quarter of 2006, primarily as a result of a 25.3% increase in company restaurant operating weeks to 659 (including 10 additional net restaurants in operation) as well as growth in average weekly sales of 1.4% to $118,574. Average weekly sales for restaurants in the comparable base grew 1.9% to $117,045, while newly opened restaurants continue to exceed the comparable restaurant base's average weekly sales by approximately 19%.

Company-owned comparable restaurant sales increased 1.9% from the first quarter of 2006, marking the sixteenth consecutive quarter of comparable sales growth. Average check increased 5.2% driven by non-entree increases in bar and lounge traffic, menu selection shifts, and year over year menu pricing of approximately 2.5%. This was partially offset by an entree reduction of 3.1%.

Special occasion entree traffic was impacted negatively during the quarter due primarily to the fiscal calendar shift of the seasonally high volume week of New Years to the fourth quarter of 2006 as well as the early Lenten season in the first quarter of 2007 versus last year. Restaurant sales were also negatively impacted by winter storms in the Northeast and Midwest during Valentines week. While the total number of weather impacted days for the quarter was not significant, the skew toward higher volume weekend business was a contributing factor. Company-owned comparable restaurant sales lapped last year's first quarter growth of 6.8%.

Franchise income increased 4.8% to $3.2 million versus $3.0 million in the first quarter of 2006 due primarily to domestic and international increases in comparable franchise-owned restaurant sales of 0.7% and 13.6%, respectively, as well as additional franchise-owned locations year-over-year. This increase was largely offset by the acquisition of seven franchise locations during 2006.

Operating income was $8.3 million compared to $9.0 million in the same period last year.

Net income was $6.8 million in the first quarter of 2007, or $0.29 per diluted share, compared to $5.9 million, or $0.25 per diluted share, in the first quarter of 2006.

Mr. Miller concluded, “Our business model incorporates numerous levers to create long term value, including company owned development, franchising, and franchise acquisitions, and we are clearly executing in all three of these areas thus far in 2007. Given the current size of our domestic restaurant portfolio and limited international presence, we intend to double our U.S. penetration as well as target select cities throughout the world that are ripe for development of our brand. Ultimately, we believe our multi-faceted growth strategy, which combines expanding company owned restaurant operating weeks with a growing and high-margin franchise royalty stream is the surest means to reward shareholders over the long run.”

Financial Guidance

As a result of current trends and new restaurant development activity, the Company has made revisions to its annual financial guidance.

For the full 52-week year 2007, the Company estimates that comparable restaurant sales will increase approximately 2.0% to 3.0% (decreased from 3.0% to 4.0%), and that system-wide restaurant operating weeks will grow by greater than 20%. The Company anticipates the opening of approximately 7-8 (increased from 6-7) company-owned and 6-8 franchised locations, of which three company-owned and three franchised locations, respectively, have opened through April 2007.

As previously communicated, the Company has contracted 50% of all beef needs for 2007 as well as reached agreements on other key commodities with suppliers. The Company expects annual food and beverage costs as a percentage of restaurant sales to be between 31.8% and 32.2%, representing a 10-50 basis point reduction versus fiscal 2006. Annual marketing and advertising expenses, as a percentage of total revenue, are expected not to exceed 3.0%. The Company’s effective tax rate for 2007 is expected to increase to approximately 32.3% versus 30.0% in 2006.

Based on the above revisions and the related increases in preopening and depreciation expenses, the Company expects full year 2007 diluted earnings per share to be between $1.00 and $1.05, including the impact of Statement of Financial Accounting Standards No. 123R Share Based Compensation (SFAS No. 123R).

Conference Call

The Company will host a conference call to discuss first quarter 2007 financial results today at 4:30 PM Eastern Time. Hosting the call will be Craig S. Miller, Chairman of the Board, President and Chief Executive Officer, and Thomas J. Pennison Jr., Senior Vice-President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-289-0726 or for international callers by dialing 913-981-5545. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or 719-457-0820 for international callers; the password is 5307940. The replay will be available until May 8, 2007. The call will also be webcast live from the Company's website at www.ruthschris.com under the investor relations section.

About the Company

Ruth's Chris Steak House, Inc., is one of the largest fine-dining companies in the U.S., as measured by the total number of company-owned and franchise-owned restaurants, with 106 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime ... just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Forward-Looking Statements

Some of the statements in this release that are not historical facts and relate to future results and events, including, without limitation, statements regarding financial guidance for fiscal 2007, are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These

statements are based upon our current beliefs and expectations and involve risks and uncertainties. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the risks identified as “risk factors” in our 2006 annual report filed on Form 10-K and the other factors identified from time to time in our filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. Investors should take these risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

Contact: ICR Investor Relations: Tom Ryan/Raphael Gross, 203-682-8200 or Media: John Flanagan/Alecia Pulman, 203-682-8200

RUTH'S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES
Consolidated Condensed Income Statements - Unaudited
(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending

	March 26,	April 1,
	2006	2007

Revenues:
Restaurant sales	$61,511	$78,136
Franchise income	3,027	3,173
Other operating income	122	190

Total revenues	64,660	81,499
Costs and expenses:
Food and beverage costs	19,747	25,437
Restaurant operating expenses	26,791	34,431
Marketing and advertising	1,543	2,328
General and administrative costs	4,985	6,556
Depreciation and amortization expenses	2,024	2,918
Hurricane and relocation costs	149	210
Pre-opening costs	413	1,369

Operating income	9,008	8,250

Other income (expense):
Interest expense	(470)	(1,031)
Insurance proceeds, net	-	3,739
Loss on the disposal of property and equipment, net	(54)	(1,108)
Other	25	189

Income from continuing operations
before income tax expense	8,509	10,039

Income tax expense	2,605	3,242

Income from continuing operations	5,904	6,797

Discontinued operations, net of income tax benefit	(11)	14

Net income available to common shareholders	$5,915	$6,783

Basic earnings (loss) per share:
Continuing operations	$0.26	$0.29
Discontinued operations	-	-

Basic earnings per share	$0.26	$0.29

Diluted earnings (loss) per share:
Continuing operations	$0.25	$0.29
Discontinued operations	-	-

Diluted earnings per share	$0.25	$0.29

Shares used in computing net income (loss) per common share:
Basic	23,109,151	23,224,566

Diluted	23,491,093	23,429,400

RUTH'S CHRIS STEAK HOUSE, INC AND SUBSIDIARIES
Selected Balance Sheet Data
(dollar amounts in thousands)

	December 31,	April 1,
	2006	2007

		(unaudited)

Cash and cash equivalents	$4,690	$6,299
Total assets	209,720	215,115
Long-term debt	68,000	80,500
Total shareholders' equity	67,978	75,270